10.39 September 18, 2009 non-exclusive Field of Use Agreement with Power-One, Inc. to license Power-One's Digital Power Technology patent.

Confidential portion(s) of this document have been redacted pursuant to protection as "confidential" under Exemption 4 of the Freedom of Information Act, 5 U.S.C. § 552(b)(4). A request for confidential treatment has been filed separately with the SEC.

Patent License Agreement

This Patent License Agreement (the "**Agreement**") is entered into as of September 18, 2009 (the "**Effective Date**") by and between Power-One, Inc., a Delaware Corporation having a principal place of business at 740 Calle Plano, Camarillo, California 93012 ("**Licensor**"), and CUI Inc., an Oregon Corporation having a principal place of business at 20050 SW 112th Ave., Tualatin, Oregon 97062 ("**Licensee**").

Recitals

Whereas, Licensee desires to obtain a limited license with respect to certain patents useful in connection with certain digital power technology products;

Whereas, Licensor is the owner of exclusive rights under certain patents pertaining to digital power technology; and

Whereas, Licensor is willing to grant certain licenses to Licensee under the terms and conditions set forth herein.

Now therefore, in consideration of the mutual promises and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Agreement

1. **Definitions.** As used herein, the following terms shall have the meanings set forth below:

(a) Licensed Patents shall mean (i) the patents listed in Schedule A hereto; (ii) all continuation applications, continuation-in-part applications, continued prosecution applications, requests for continued examination, divisional applications, reexamination certificates, and reissues of such patents; (iii) all patents claiming priority from (i) or (ii); and (iv) any foreign counterparts or equivalents to any of the foregoing.

(b) Licensed Products shall mean modular non-isolated DC/DC power conversion devices designed for board-mounting and that incorporate each of the following features: (a) a serial communications bus interface designed and adapted to receive control commands and monitoring information; (b) designed and adapted to be used in an array of non-isolated DC/DC power conversion devices linked to a common serial communications bus; and (c) designed and adapted to be used in an array that powers more than a single load device.

(c) Net Sales shall mean gross sales (including monetary and other consideration received by Licensee), less trade, quantity and cash discounts allowed, credits or allowances actually granted on account of rejections, returns, billing errors, or retroactive price reductions, and sales duties, sales taxes and other governmental charges in respect of sales.

2. **License Grant and Ownership; Covenants.**

(a) License Grant. Licensor hereby grants to Licensee a non-exclusive right to make, have made, use, import, export or sell Licensed Products worldwide.

(b) No Other Rights. The licenses granted under this Agreement cover only rights under the Licensed Patents. Nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise, any rights under any intellectual property, other than the rights expressly granted in this Agreement with respect to the Licensed Patents. Subject to the license rights granted above in 2(a), Licensor retains all right, title, and interest in and to the Licensed Patents.

3. **Consideration.**

(a) Consideration. In consideration for the licenses granted by Licensor to Licensee under this Agreement, Licensee shall pay to Licensor each of the following fees and royalties:

(i) Initial License Fee – [redacted] to be paid at execution of the Agreement.

(ii) First Product Release Fee - [redacted] to be paid within ten (10) days of Licensee's first shipment of a Licensed Product, or on December 1, 2009, whichever occurs first.

(iii) Second Product Release Fee – [redacted] to be paid within twelve (12) months of Licensee's first shipment of a Licensed Product, or on December 1, 2010, whichever occurs first.

(iv) Royalty – [redacted] of the first One Million Dollars ($1,000,000.00) in Net Sales of the Licensed Products sold by Licensee; [redacted] of the next One Million Dollars ($1,000,000) in Net Sales of the Licensed Product sold by Licensee; and [redacted] of all Net Sales of the Licensed Product sold by Licensee thereafter during the Term of this Agreement.

4. **Reports and Audit Rights.**

(a) Within thirty (30) days after the end of each of Licensee's fiscal quarter, Licensee shall deliver to Licensor a royalty report sufficient to provide the basis for its royalty calculations, including the number of Licensed Products sold, gross revenues, and deductions taken, along with a check, payable in U.S. dollars, for the royalty amount as calculated in the royalty report.

(b) Licensor shall have the right to audit Licensee's books and records to confirm the accuracy of the royalty reports provided to Licensor, but no more than once per calendar year. The results of any such audit shall be maintained in confidence by Licensor and not used by Licensor for any purpose whatsoever other than for the resolution of any dispute as to the amount of royalties due to Licensor. The audit shall only be seen by those persons at Licensor whose participation is necessary and required for such dispute resolution. If the audit reveals that Licensee has paid at least 90% of the amount owed, the audit will be at Licensor's expense. If the audit reveals that Licensee has failed to pay at least 90% of the amount owed, then the Licensee shall pay for the costs of the audit.

5. **Taxes.** Licensor and Licensee shall each bear and pay their own taxes and charges on revenue as required by law.

6. **Confidentiality of Agreement.**

(a) The parties shall issue a mutually agreed joint press release announcing this Agreement.

(b) Licensee shall include a statement within each data sheet for a Licensed Product as follows: "This product is sold under a limited digital power technology license from Power-One, Inc."

(c) If either party hereto is required by law or court order to disclose any portion of this Agreement, the party shall:

(i) notify the other party in writing as soon as possible, but in no event less than five (5) business days prior to any such disclosure, unless the disclosing party is required to disclose earlier pursuant to court order or other judicial process in which case the disclosing party shall notify the other party as soon as is practicable;

(ii) reasonably cooperate with the other party, at the other party's expense, to preserve the confidentiality of this Agreement consistent with applicable law; and

(iii) use commercially reasonable efforts to limit any such disclosure to the minimum disclosure necessary.

(d) This Section shall survive termination of this Agreement.

(e) Licensor and Licensee shall keep confidential the specific terms of this Agreement, and shall not disclose such information to any third party except as required by federal or state law or court order or subpoena, or to bona fide prospective investors and then only on a confidential basis pursuant to a signed confidentiality agreement.

7. Representations, Covenants and Warranties.

(a) By Licensor. Licensor represents, warrants, and covenants to Licensee that:

(i) This Agreement has been duly and validly executed and delivered by Licensor and constitutes a legal and binding obligation of Licensor, enforceable against it in accordance with its terms;

(ii) Licensor has all necessary power and authority to execute this Agreement;

(iii) Licensor's execution and delivery of this Agreement will not conflict with or violate any provision of United States federal, state, or local law, rule or regulation to which it is subject, or any agreement or other obligation directly or indirectly applicable to Licensor or binding upon its assets; and

(iv) Licensor has the rights in the Licensed Patents necessary to grant the license herein to Licensee and its related entities.

(b) By Licensee. Licensee represents, warrants, and covenants to Licensor that:

(i) This Agreement has been duly and validly executed and delivered by Licensee and constitutes a legal and binding obligation of Licensee, enforceable against it in accordance with its terms;

(ii) Licensee has all necessary power and authority to execute this Agreement;

(iii) Licensee's execution and delivery of this Agreement will not conflict with or violate any provision of United States federal, state, or local law, rule or regulation to which it is subject, or any agreement or other obligation directly or indirectly applicable to Licensee or binding upon its assets.

8. Marking. Licensee shall mark Licensed Products with one or more U.S. patent numbers corresponding to issued patents within the Licensed Patents that Licensor reasonably determines and specifies in writing cover a Licensed Product. If, by the nature of the Licensed Product, it is not practical to mark the product, Licensee may instead apply the specific patent number(s) to the packaging if practical and otherwise to data sheets supplied with or for the Licensed Product.

9. Term; Termination.

(a) Term. The term of this Agreement shall commence on the Effective Date and shall end upon the expiration of the last to expire Licensed Patent.

(b) Termination.

(i) Licensor shall have the right to terminate this Agreement upon thirty (30) days written notice to Licensee if:

(a) Licensee fails to make any payment when due under this Agreement;

(b) Licensee defaults under any other term of this Agreement, which default is not cured within thirty (30) days after written notice thereof from Licensor;

(c) Licensee breaches the covenants set forth in this Agreement, which breach is not cured within thirty (30) days after written notice thereof from Licensor; or

(d) Licensee becomes insolvent or admits in writing its inability to pay its debts as they mature or makes an assignment for the benefit of creditors.

(ii) Licensee shall have the right to terminate this Agreement upon thirty (30) days written notice to Licensor if:

(a) Licensor defaults under any term of this Agreement, which default is not cured within thirty (30) days after written notice thereof from Licensee;

(b) Licensor breaches the covenants set forth in this Agreement, which breach is not cured within thirty (30) days after written notice thereof from Licensee; or

(c) Any of the Licensed Patents are finally adjudicated invalid or unenforceable and Licensee determines, in the exercise of its discretion, that it no longer desires to license the remaining of the Licensed Patents.

(c) Effect of Termination. Any expiration or termination of this Agreement pursuant to this Section 6 shall not relieve Licensee of any obligation or liability accrued hereunder prior to such termination or rescind or give rise to any right to rescind anything done by Licensee or any payments made or other consideration given to Licensor hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of Licensor arising under this Agreement prior to such termination.

10. Notices.

All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or by the United States of America mail, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

To: Licensee
Name: Matthew McKenzie
Email: mmckenzie@cui.com
Phone: 503-612-2300
Fax: 503-612-2385
Address: 20050 SW 112th Avenue
Tualatin, OR 97062

To: Licensor
Name: Alex Levran
Email: Alex.Levran@power-one.com
Phone: 805-383-5811
Fax: 805-445-1719
Address:
Attn: Alex Levran
Power-One, Inc.
740 Calle Plano
Camarillo, California 93012

or to such other address as a party may designate pursuant to this notice provision.

Notice sent by facsimile shall be considered received if and only if the sender possesses a confirmation demonstrating successful transmission and shall be considered given as of the date and time indicated in such confirmation.

11. Disputes (Venue and Jurisdiction).

Any dispute arising under, in connection with, or incident to this Agreement or concerning its interpretation will be resolved exclusively in the United States District Court for the Northern District of California, provided that such Court has appropriate subject matter jurisdiction, or if not, then in the California Superior Court, Santa Clara Division, provided the Court has appropriate subject matter jurisdiction. Each Party hereto waives any venue objection as to said venue and submits to the personal jurisdiction of said court but only for purposes of resolving any dispute under this Agreement.

12. Governing Law.

This Agreement and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with and governed by the laws of the State of California applicable to agreements made and to be performed wholly within that jurisdiction without regard for conflicts of laws.

13. No Agency.

Nothing in this Agreement shall be construed to mean that any party is appointed or in any way authorized to act as an agent of the other party. This Agreement does not create any joint venture, partnership or formal business entity or organization of any kind.

14. Waiver.

No waiver of any provision of this Agreement will be effective unless it is in a signed writing, and no such waiver will constitute a waiver of any other provision(s) or of the same provision on another occasion.

15. Headings.

The section headings used in this Agreement are for convenience only, and the parties do not intend that they be used in interpreting this Agreement.

16. Severability.

If a court of competent jurisdiction holds any term, covenant or restriction of this Agreement to be illegal, invalid or unenforceable, in whole or in part, the remaining terms, covenants and provisions will remain in full force and effect and will in no way be affected, impaired or invalidated. If any provision in this Agreement is determined to be unenforceable in equity because of its scope, duration, geographical area or other factor, then the court making that determination will have the power to reduce or limit such scope, duration, area or other factor, and such provision will be then enforceable in equity in its reduced or limited form.

17. Authority of Signatory.

The individuals executing this Agreement on behalf of Licensee and Licensor hereby warrant that they are duly authorized to execute this Agreement on behalf of said corporation or other legal entity and to fully bind said corporation or other legal entity to all of the terms and conditions set forth herein.

18. Entire Agreement; Amendments; Counterparts.

This Agreement, including Exhibit A attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and all prior and contemporaneous communications and proposals, whether electronic, oral or written, between the parties with respect to such subject matter are merged herein. This Agreement may not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Licensee and Licensor by their respective duly authorized representatives. This Agreement can be signed in counterparts.

19. Assignment.

(a) By Licensor. The license granted in this Agreement shall be binding on any successor of Licensor in ownership or control of the licensed patents, and the obligations of Licensee, including, but not limited to the obligations to make reports and pay royalties, shall run in favor of any such successor and of any assignee of Licensor's benefits under this Agreement. Upon written notice to Licensee, Licensor shall be permitted to assign this Agreement, subject to the licenses and covenants granted herein, in connection with a transfer to a third party of rights in the Licensed Patents. Nothing in

this Agreement shall impede Licensor's ability to sell, assign, transfer, license or otherwise convey to third parties any rights in the Licensed Patents, subject to the licenses and covenants granted hereinabove.

(b)By Licensee. No rights or obligations under this Agreement may be assigned by Licensee without Licensor's prior written consent and any attempted assignment without approval shall be void.

In Witness Whereof, the parties have caused this Agreement to be made and executed by duly authorized officers as of the date and year indicated above.

Power-One, Inc. (Licensor) a Delaware Corporation	**CUI Inc. (Licensee)** An Oregon Corporation
By: [signature]	By: [signature]
Name: Alex Levran	Name: Matthew McKenzie
Title: Chief Technology Officer	Title: President & COO
Date: 9/18/09	Date: 9/18/09

SCHEDULE A

EP1561156A1
EP1561268A2
EP1576710A1
EP1576711A1
EP1604254A2
EP1604254A4
EP1714369A2
EP1745536A2
EP1745536A4
EP1769382A2
EP1769382A4
EP1899789A2
EP1984801A2
US2004090219A1
US2004093533A1
US2004123164A1
US2004123167A1
US2004178780A1
US2005289373A1
US2006015616A1
US6936999
US6949916
US7000125
US7049798
US7068021
US7249267
US7266709
US7315156
US7372682
US7373527
US7394445
US7459892
US7493504
WO04044718A1
WO04045042A2
WO04045042A3
WO04045042C1
WO04062061A1
WO04062062A1
WO04084391A2
WO04084391A3
WO05079227A2
WO05079227A3
WO05081771A2
WO05081771A3
WO06019569A2
WO06019569A3
WO2007001584A2
WO2007001584A3
WO2007094935A2
WO2007094935A3